Exhibit (a)(ii)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trustee on behalf of North Square Evanston Multi-Alpha Fund executed the following Certificate of Amendment:

1.	Name of Statutory Trust: North Square Evanston Multi-Alpha Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The Certificate of Trust of North Square Evanston Multi-Alpha Fund is hereby amended to reflect the change of name of the Trust to “Evanston Multi-Alpha Fund.”

3.	This Certificate of Amendment shall be effective on January 1, 2026.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 9th day of December, 2025 A.D.

North Square Evanston Multi-Alpha Fund

By: /s/ David B. Boon
Trustee

Name: David B, Boon
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